THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  —  Munster, Indiana 46321-1678

December 23, 2008
FOR IMMEDIATE RELEASE

CONTACT:     Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-2960

CFS BANCORP, INC.
ELECTS NOT TO PARTICIPATE IN
U.S. TREASURY CAPITAL PURCHASE PROGRAM

DECLARES 4TH QUARTER DIVIDEND OF $0.04 PER SHARE

MUNSTER, IN – December 23, 2008 – CFS Bancorp, Inc. (NASDAQ:  CITZ) (the Company) today announced that its Board of Directors has decided that it would not be in the best long term interests of the Company and its shareholders to participate in the Capital Purchase Program (“CPP”) offered by the U.S. Treasury.  Upon further analysis subsequent to the original application, the Company believes that its capital position is sufficient for its growth opportunities in the foreseeable future and that the costs, regulatory considerations and potential dilution to shareholders which accompany this government capital infusion outweigh any potential benefits of participating in the CPP.  Consequently, the Company decided to withdraw its CPP application.

Thomas F. Prisby, Chairman and CEO of the Company remarked “At this time, we believe our balance sheet and strong liquidity provide adequate capacity for continued loan growth and, although the depth and duration of this economic recession cannot be predicted, we believe that the Company has adequate capital to weather this economic downturn.  Moreover, our projections indicated that if we participated in the CPP, the cost of the capital injection would have had a negative impact upon our earnings and we’re not confident that we could deploy the new capital into high enough yielding assets over the long term to offset this dilutive effect.  After careful consideration, we concluded that we can manage the Company through this difficult economic time without government assistance.”

The Board of Directors of CFS Bancorp, Inc. also announced today that it declared a quarterly dividend on December 19, 2008 of $0.04 (four cents) per share on its common stock.  The dividend will be paid on January 30, 2009 to the shareholders of record at the close of business on January 9, 2009.  The Board believes that it is appropriate to reduce the quarterly dividend in light of the uncertainty in the economy today and over the near term.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

This press release may contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management.  The words "anticipate," "believe," "estimate," "expect," "indicate,"

"intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events that are subject to certain risks and uncertainties that may cause actual results to vary.  The Company does not intend to update these forward-looking statements.